Exhibit 3.1

CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF 10.0%
SERIES A CUMULATIVE
CONVERTIBLE PREFERRED STOCK, AND
QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

SafeStitch Medical, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Amended and Restated Certificate of Incorporation (hereinafter referred to, including as it may be amended from time to time, as the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the DGCL, said Board of Directors,  on June 25, 2009, duly approved and adopted the following resolution (the “Resolution”):

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Corporation’s Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of 10.0% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, with an initial stated value of $1.00 per share, consisting of 4,000,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

(a)           Designation.  There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “10.0% Series A Cumulative Convertible Preferred Stock.”  The number of shares constituting such series shall be 4,000,000 and such shares are referred to herein as the “Series A Preferred Stock.”  The liquidation preference of the Series A Preferred Stock shall be $1.00 per share as adjusted for each stock combination, stock split, recapitalization, or similar corporate action that is the functional equivalent of any of the foregoing, with respect to such share, plus any and all declared and accrued unpaid dividends thereon (the “Liquidation Amount”).

(b)           Rank.  The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation existing or hereafter created that are not Senior Securities or Parity Securities (collectively referred to, together with all classes of Common Stock, as “Junior Securities”); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up or dissolution (collectively referred to as “Parity Securities”), provided that any such hereafter created Parity Securities that were not approved by the Holders in accordance with paragraph (f)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities that were not approved by the Holders in accordance with paragraph (f)(ii) hereof shall be deemed to be Junior Securities and not Senior Securities.

(c)           Dividends.

(i)          From the Issue Date, (A) the Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series A Preferred Stock at a rate per annum equal to 10.0% of the Liquidation Amount per share of the Series A Preferred Stock, and (B) in the event that the Corporation shall declare and pay or make a dividend or any other distribution (including, without limitation, in cash, in Capital Stock (which shall include, without limitation, any options, warrants, convertible securities or other rights to acquire Capital Stock of the Corporation, whether or not pursuant to a shareholder rights plan, “poison pill” or similar arrangement), evidence of indebtedness issued by the Corporation or other Persons or other property or assets) on or with respect to shares of any class of Common Stock of the Corporation, then the Board of Directors shall declare, and the Holders shall be entitled to receive in respect of each share of Series A Preferred Stock, a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Series A Preferred Stock is convertible on the date of the payment of such dividend or distribution to holders of Common Stock.  All dividends provided for in clause (A) above shall be cumulative, whether or not earned or declared, accruing on an annual basis from the Issue Date.

In the event that the Corporation shall not have funds legally available for, or is otherwise prohibited by the DGCL, or any other applicable law, from paying any amounts under this paragraph (c)(i), the obligation to pay such amounts shall be carried forward and fulfilled when such funds are legally available and the Corporation is permitted to do so under the DGCL or any other applicable law.

Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the applicable record date therefor; provided that any dividend or distribution payable pursuant to clause (B) above of the first paragraph of this paragraph (c)(i) shall be paid to the Holders of shares of record as they appear on the stock books of the Corporation on the record date applicable to holders of Common Stock and shall be paid to the Holders at the same time such dividend or distribution is made to holders of Common Stock, provided that such payment to all holders of Common Stock is not then prohibited under the DGCL or any other applicable law.

(ii)         All dividends paid with respect to shares of the Series A Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders entitled thereto.

(iii)        (A) No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Series A Preferred Stock for all periods terminating on or prior to the date of payment of such full dividends on such Parity Securities.  If any dividends are not so paid in full, all partial dividends declared upon shares of the Series A Preferred Stock and any Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such Parity Securities bear to each other.

 (B)           So long as any share of the Series A Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options (other than in exchange for Junior Securities) unless (1) full cumulative dividends determined in accordance herewith on the Series A Preferred Stock have been paid in full for all periods ended prior to the date of such payment and (2) such payment is in compliance with paragraph (f)(ii) hereof.

 (C)           So long as any share of the Series A Preferred Stock is outstanding, the Corporation shall not (except with respect to dividends as permitted by paragraph (c)(iii)(A)) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options.

(iv)       Dividends payable on the Series A Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed 30 days).

(v)        The Corporation may, at its option, pay declared or accrued dividends on the Series A Preferred Stock in Common Stock valued at the lower of the Current Market Price or the Reference Issue Price on the date such dividend is declared by the Board of Directors.

(d)           Liquidation Preference.

(i)          Upon the occurrence of a Liquidation Event, the Holders shall be entitled to be paid (provided that such cash payment is not then prohibited under the DGCL, or any other applicable law) out of the assets of the Corporation available for distribution to its stockholders an amount in cash for each share of Series A Preferred Stock equal to the greater of (x) the sum of the Liquidation Amount for each share of Series A Preferred Stock outstanding, including an amount in cash equal to all declared and accrued unpaid dividends thereon to the date of such Liquidation Event, or (y) the amount for each share of Series A Preferred Stock the Holders would be entitled to receive pursuant to the Liquidation Event if all of the shares of Series A Preferred Stock had been converted into Common Stock as of the date immediately prior to the date fixed for determination of stockholders entitled to receive a distribution in such Liquidation Event, before any cash distribution shall be made or any other assets distributed in respect of Junior Securities to the holders of any Junior Securities including, without limitation, Common Stock of the Corporation (the “Liquidation Payment”).

(ii)         If upon any Liquidation Event, the amounts payable with respect to the Series A Preferred Stock under paragraph (d)(i)(x) above are not paid in full, the Holders and the holders of Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the full amount to which each is entitled upon a Liquidation Event.

(iii)        As used herein, a “Liquidation Event” shall include (A) the closing of the sale, transfer, license, or other disposition of all or substantially all of the Corporation’s assets, (B) the consummation of a merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), (C) the acquisition, in one transaction or a series of related transactions occurring after the Issue Date, by a Person (other than an underwriter of the Corporation’s securities) or group of Persons acting in concert, of 50% or more of the outstanding voting stock of the Corporation, or (D) a liquidation, dissolution or winding up of the affairs of the Corporation.  For purposes of this definition, the sale or conveyance (by lease, assignment, transfer or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the Corporation’s assets, shall be deemed to be the transfer of all or substantially all of the assets of the Corporation.  The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the written consent of the Holders of a majority of the outstanding Series A Preferred Stock.

(e)           Conversion and Anti-Dilution Provisions.

(i)         Holders’ Right to Convert.  The Holder of any share of Series A Preferred Stock may at any time and from time to time convert such share into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Liquidation Amount of the share by (B) the Conversion Price.  Such conversion right shall be exercised by the surrender of the shares to be converted to the Corporation, accompanied by written notice to the Corporation of such Holder’s election to convert in the form of Annex A hereto.

(ii)        Corporation’s Right to Convert.  The Corporation may, at any time, after September 5, 2009, convert the outstanding Series A Preferred Stock in whole but not in part, with each Share of Series A Preferred Stock converting into such number of fully paid and non-assessable shares of Common Stock as determined by dividing (A) the Liquidation Amount of the shares by (B) the Conversion Price then in effect, if the aggregate market value of the Common Stock (as determined by multiplying (a) the number of shares of Common Stock outstanding (excluding (x) the shares of Common Stock issuable upon the exercise of all outstanding warrants and other convertible securities or instruments issued by the Corporation, (y) all shares of capital stock issued, issuable or reserved for issuance pursuant to or under any and all issued and outstanding options and warrants of the Corporation and (z) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock), by (b) the closing sale price of a share of Common Stock, as reported on the over-the-counter bulletin board, or, if the Common Stock has been admitted to trading on a nationally recognized stock exchange or market quotation system (including, without limitation, the AMEX Equities), as reported on such exchange or market quotation system) shall, during any forty-five (45) trading days within any consecutive ninety (90) day period, equal or exceed One Hundred Fifty Million Dollars ($150,000,000.00).

(iii)       Method of Holder Initiated Conversion.  To convert a share of Series A Preferred Stock into shares of Common Stock pursuant to subparagraph (e)(i), the Holder of such share of Series A Preferred Stock must surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and give written notice to the Corporation at its principal corporate office of the election to convert such shares, and, if desired, the name of such Holder’s nominee in which the certificates for Common Stock issued upon such conversion are to be issued; provided, however, that a Holder may make its conversion contingent upon the consummation of one or more events and such Holder’s shares of Series A Preferred Stock shall not be deemed to be converted until immediately prior to the consummation of such event(s) (but solely for purposes of determining any record date for the stockholders of the Corporation entitled to participate in such event(s), such conversion shall be deemed to have occurred immediately prior to such record date).  The Corporation shall, as soon as practicable after such surrender (and following the effectiveness of such conversion, in the case of a conditional conversion), issue and deliver at such office to such Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled as a result of such conversion.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the date notice of conversion is received by the Corporation, and upon the effectiveness of such conversion on such date, all rights of the Holder of such shares of Series A Preferred Stock as a Holder of such shares shall cease at such time, and the Person(s) in whose name(s) the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder(s) thereof at such time; provided, however, that if a Holder shall have elected to make its conversion contingent upon the consummation of one or more events, such conversion shall not be effective until immediately prior to the consummation of such event(s) (but solely for purposes of determining any record date for the stockholders of the Corporation entitled to participate in such event(s), such conversion shall be deemed to have occurred immediately prior to such record date), it being understood that if such event(s) is/are not consummated in accordance with the terms of such conditional conversion then such conversion shall not be effective unless consented to in writing by such Holder.  Notwithstanding the foregoing, if the Holder’s stock certificates have been lost, stolen, or destroyed, then in lieu of delivering such certificates pursuant to this subparagraph(e)(iii), such Holder may notify the Corporation or its transfer agent to such effect and deliver an executed agreement, reasonably satisfactory to the Corporation, to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen, or destroyed certificates.

(iv)       Method of Corporation Initiated Conversion.  In the event of a conversion pursuant to subparagraph (e)(ii), immediately prior to the close of business on the date of receipt of notice by each Holder from the Corporation of its election to convert all of the outstanding shares of Series A Preferred Stock, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the Holders of such shares or any other Person and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, whereupon all rights of the Holders of such shares of Series A Preferred Stock as Holders of such shares shall cease, and the Person(s) in whose name(s) the certificates representing the underlying shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder(s) thereof; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent, as provided below, or the Holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such conversion of Series A Preferred Stock, the Holders shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or provide an indemnity agreement as described above. Thereupon, there shall be issued and delivered to such Holder promptly at such office and in its name as shown on such surrendered certificate or certificates (or as contemplated by such indemnity agreement), a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such conversion occurred.

(v)        Adjustments to Number of Shares and Conversion Price.  The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be adjusted from time to time as follows:

 (A)           If, after the Issue Date, the Corporation (I) pays a dividend or makes a distribution on its Common Stock in shares of its Capital Stock, (II) subdivides its outstanding shares of Common Stock into a greater number of shares, (III) combines its outstanding shares of Common Stock into a smaller number of shares, or (IV) issues by reclassification of its shares of Common Stock any shares of Capital Stock of the Corporation (including any reclassification in connection with a merger or consolidation in which the Corporation is the surviving corporation), then the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be adjusted so that the Holder of any share of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Capital Stock that such Holder would have owned immediately following such action had such share of Series A Preferred Stock been converted immediately prior thereto, and the Conversion Price shall be appropriately adjusted to reflect any such event.  An adjustment made pursuant to this subparagraph (e)(v)(A) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification.  Such adjustment shall be made successively whenever any event described above shall occur.

(B)           If, after the Issue Date, the Corporation issues or sells any shares of Common Stock or is deemed to have issued or sold any shares of its Common Stock (including Common Stock deemed to have been issued or sold pursuant to subparagraph (e)(v)(D)(III) as a result of the issuance of any options, warrants or convertible securities) for consideration of less than the Reference Issue Price, then the Conversion Price shall be reduced so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such date by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding on such date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so issued or sold (or deemed issued or sold) (or the aggregate conversion price or exercise price of the warrants, options or convertible securities so issued or sold (or deemed issued or sold)) would purchase at the Reference Issue Price per share of Common Stock on such date, and (y) the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or sold (or deemed issued or sold) (or into which the warrants, options or convertible securities so issued or sold (or deemed issued or sold) are convertible).

(C)           Notwithstanding any of the other provisions of this subparagraph (e)(v), no adjustment shall be made to the Conversion Price pursuant to subparagraph (e)(v)(B) as a result of any of the following:

(I)           the grant of Common Stock or options, warrants, or rights to purchase Common Stock to employees, officers, directors or strategic partners of the Corporation and its subsidiaries under compensation plans and agreements approved in good faith by the Board of Directors; provided that, in the case of options, warrants or rights to purchase Common Stock, the exercise price per share of Common Stock shall not be less than the Current Market Price per share of Common Stock on the date such option, warrant or other right is issued;

(II)           the issuance or deemed issuance of any Common Stock  in connection with the closing of any (i) acquisition or license by the Company of assets of a third party in an arm’s-length transaction or (ii) the consummation of a merger or consolidation of the Corporation with or into another entity to the extent such transaction(s) is or are approved by the legally adopted vote or consent of the Board of Directors;

(III)           without duplication of clause (I) above, the issuance of securities upon exercise or conversion of options, warrants, rights or other securities that are outstanding on the Issue Date, including the warrants issuable to the Holders of the Series A Preferred; and

(IV)           the issuance of securities for which an adjustment is made under another provision of this subparagraph (e)(v).

(D)         The following rules shall apply for purposes of this subparagraph (e)(v):

(I)           In the case of the issuance or sale (or deemed issuance or sale) of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or the expenses allowed paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(II)           In the case of the issuance or sale (or deemed issuance or sale) of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Fair Market Value thereof;

(III)           In the case of the issuance or sale of options or warrants to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subparagraph (e)(v):

(a)           The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options or warrants to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options, warrants, or rights were issued and for consideration equal to the consideration (determined in the manner provided in this subparagraph (e)(v)(D)), if any, received by the Corporation upon the issuance of such options, warrants, or rights plus the minimum exercise price provided in such options, warrants, or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(b)           The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants, or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities or options, warrants, or rights, plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this subparagraph (e)(v)(D)).

(c)           In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options, warrants, or rights with respect to either Common Stock or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.

(d)           Upon the expiration of any such options, warrants or rights with respect to either Common Stock or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Conversion Price, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights with respect to Common Stock, upon the conversion or exchange of such securities, or the number of shares of Common Stock issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.

(e)           The number of shares of Common Stock deemed issued and the consideration deemed paid thereof pursuant to subparagraphs (e)(v)(D)(III)(a) and (b) shall be appropriately adjusted to reflect any change, termination, or expiration of the type described in either subparagraph (e)(v)(D)(III)(c) or (d).

(E)           Notwithstanding any of the other provision of this subparagraph (e)(v)(D), no adjustment shall be made to the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock or the Conversion Price as a result of an event for which an adjustment is made under another provision of this paragraph (e).

(F)           For purposes of this subparagraph (e)(v), no adjustment of the Conversion Price shall be made in an amount less than 1/100th of one cent per share; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.

(vi)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series A Preferred Stock but instead, upon conversion, at the option of the exercising Holder, either (i) fractional shares shall be rounded up to the nearest whole share and the exercising Holder shall pay to the Corporation the portion of the Conversion Price per share represented by such fractional share or (ii) the Corporation shall pay to the exercising Holder the portion of the Current Market Price per share of Common Stock represented by such fractional share.  If more than one such share of Series A Preferred Stock is surrendered for conversion at the same time by the same Holder, the number of full shares that are issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered.

(vii)         Mergers; Etc.  If there is (i) any consolidation, merger, or conversion of form of legal entity to which the Corporation is a party, other than a consolidation or a merger that does not result in any reclassification or exchange of, or change in, outstanding shares of the Common Stock and other than a Liquidation Event, or (ii) any other event that causes the holders of Common Stock to receive a different or additional kind or amount of shares of stock or other securities or other property (other than an event for which an adjustment in the kind and amount of shares of stock or other securities or other property for which the Series A Preferred Stock is convertible is otherwise made pursuant to this paragraph (e) and other than a Liquidation Event), then the Holder of each share of Series A Preferred Stock then outstanding shall have the right upon conversion pursuant to the terms hereof to receive the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger or other event by a holder of the number of shares of Common Stock issuable upon conversion of such share immediately prior to such consolidation, merger or other event, subject to adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph (e).  The provisions of this subparagraph (e)(vii) shall similarly apply to successive consolidations, mergers and other events.

(viii)        Reserves.  The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the shares of Series A Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of shares of Series A Preferred Stock by delivery of shares of Common Stock that are held in the treasury of the Corporation.

(ix)           Transfer Taxes.  The Corporation shall pay any and all documentary, stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the Holder of the shares of Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(x)           No Adjustment Less than Par Value.  No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.

(xi)          Notice of Adjustment.  Whenever the Conversion Price or conversion privilege is adjusted, the Corporation shall promptly mail to Holders a notice of the adjustment briefly stating the facts requiring the adjustment and the manner of computing it.

(xii)         Notice of Certain Transactions.  In the event that:

(A)           the Corporation proposes to take any action which would require an adjustment in the Conversion Price;

(B)           the Corporation proposes to consolidate or merge with, or transfer all or substantially all of its property and assets to, another Person and stockholders of the Corporation must approve the transaction; or

(C)           there is a proposed Liquidation Event;

the Corporation shall mail to the Holders a notice stating the proposed record or effective date, as the case may be.  The Corporation shall mail the notice at least ten days before such record or effective date, whichever is first.

(f)           Voting Rights.

(i)           Generally.  The Holders shall have the right to receive notice of any meeting of holders of Common Stock or Series A Preferred Stock and to vote upon any matter submitted to a vote of the holders of Common Stock or Series A Preferred Stock.  Except as otherwise expressly set forth in the Certificate of Incorporation (including this Certificate of Designation and all other Certificates of Designation with respect to other classes or series of securities), the Holders shall vote on each matter submitted to them with the holders of Common Stock and all other classes and series of Capital Stock entitled to vote on such matter, taken together as a single class.

(ii)           Special Matters.  For so long as at least 66 2/3% of the shares of Series A Preferred Stock that have been issued under this Certificate of Designation as of the applicable record date remain outstanding, the Corporation may not effect any of the following after the Issue Date without the consent and approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as one class, separately from the holders of each other class and series of securities of the Corporation, in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(1)           the authorization or issuance of (or reclassification of any Junior Securities to) any class of (or the amendment of any terms of) Parity Securities;

(2)           the authorization or issuance of (or reclassification of any Junior Securities or Parity Securities to) any class of (or the amendment of any terms of) Senior Securities; and

(3)           (A) the amendment or waiver of any of the terms of this Certificate of Designation or (B) the amendment or waiver of any other terms of the Certificate of Incorporation so as to affect (whether by merger, consolidation or otherwise) the specified rights, powers, preferences, or voting rights of the Series A Preferred Stock, including, in each case, any action to increase or decrease the number of authorized shares of Series A Preferred Stock.

Notwithstanding the foregoing, without the consent of each Holder, no such amendment or waiver of the Certificate of Incorporation (whether by merger, consolidation or otherwise) may (i) subject any Holder to any additional obligation, (ii) reduce the Liquidation Amount of or dividend rate on the Series A Preferred Stock, (iii) postpone the date fixed for any payment of the Liquidation Amount, or any dividends or other payments in respect of the Series A Preferred Stock, (iv) change the percentage of the shares of Series A Preferred Stock the Holders of which shall be required to consent or take any other action under this paragraph (f) or any other provision of this Certificate of Designation, (v) adversely affect the conversion rights of the Series A Preferred Stock or (vi) adversely affect the ranking of the Series A Preferred Stock.

(iii)           Number of Votes.  In any case in which the holders of the Series A Preferred Stock shall be entitled to vote pursuant to this Certificate of Designation or pursuant to the DGCL or other applicable law, each Holder entitled to vote with respect to such matter shall be entitled to vote, with respect to each share of such Series A Preferred Stock, the number of votes that equals the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible.

(g)           Conversion or Exchange.  The Holders shall not have any rights hereunder to convert shares of the Series A Preferred Stock into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation other than as provided in this Certificate of Designation.

(h)           Reissuance of Series A Preferred Stock.  Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the DGCL or other applicable law) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

(i)           Business Day.  If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day

(j)           Optional Redemption Right of the Corporation.  The Corporation shall, to the extent it may lawfully do so, have the right to redeem, upon giving fifteen (15) days’ written notice to the Series A Holders (the “Redemption Notice”), all of the then outstanding shares of Series A Preferred Stock by paying in cash therefor a sum per share equal to the Reference Issue Price, plus all declared or accrued unpaid dividends on such shares (the “Redemption Price”) on a date (the “Redemption Date”) that is no later than thirty (30) days after the date such notice is received by the Holders.  If the Redemption Notice shall have been duly given and if, on or before the Redemption Date, all funds necessary for such redemption shall have been set aside by the Corporation in trust for the account of the holders of the Series A Preferred Stock to be redeemed, so as to be available therefore, then, from and after the mailing of the Redemption Notice, notwithstanding that any certificate for shares of Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation, all rights in or with respect to such shares shall terminate except the right of the holder to (i) receive the Redemption Price, without interest, upon compliance with the procedures specified in the Redemption Notice, or (ii) convert such shares of Series A Preferred Stock into Common Stock pursuant to paragraph (e)(i), not later than the fourth business day preceding the Redemption Date.

(k)           Notices.  Unless otherwise provided in this Certificate of Designation or by applicable law, all notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid, or emailed, to its address set forth on the books of the Corporation, in the case of communications to a stockholder, and to the registered office of the Corporation in the State of Delaware with a copy to the chief executive officer of the Corporation at 4400 Biscayne Boulevard, Miami, Florida 33137,  Attention:  Jeffrey G. Spragens, for all communications to the Corporation.  Each such notice, request, demand, or other communication shall be deemed to have been given and received (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone), or on the third day following the date of mailing, if mailed in accordance with this paragraph (k), or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made); provided that no email communications shall be deemed to have been received unless the intended recipient thereof shall reply confirming receipt.   Any notice, request, demand, or other communication given otherwise than in accordance with this paragraph (k) shall be deemed to have been given on the date actually received.  Any stockholder may change its address for purposes of this paragraph (k) by giving written notice of such change to the Corporation in the manner hereinabove provided.  Whenever any notice is required to be given by law or by this Certificate of Designation, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of notice.

(l)           Definitions.  As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such former Person.

“Board of Directors” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Certificate of Designation” means this Certificate of Designation creating the Series A Preferred Stock.

“Certificate of Incorporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“closing bid price”:  with respect to the Common Stock on any trading day, shall mean (A) if the Common Stock is listed or admitted to trading on any securities exchange, the closing price, regular way, on such day on the principal exchange on which the Common Stock is traded, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) if the Common Stock is not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if there is no such last reported sale price on such day, the average of the closing bid and the asked prices on such day, as reported by a reputable quotation source designated by the Corporation or (C) if neither clause (A) nor (B) is applicable, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City of New York, customarily published on each trading day, in each case designated by the Corporation.  If there are no such prices on a trading day, then the closing bid price shall not be determinable for such trading day.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Issue Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Stock” means the Corporation’s Common Stock, par value $0.001 per share.

“Conversion Price” means $1.00 and shall be subject to adjustment as provided in subparagraph (e)(v) hereof.

“Corporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Current Market Price” per share of Common Stock on any date means:

if the Common Stock is not registered under the Exchange Act, the value of the Common Stock determined by (A) the legally adopted vote or consent of the Board of Directors and certified in a board resolution, or (B) if the Board of Directors is unable or unwilling to determine such value within a period of 30 days, an Independent Financial Advisor, or if the Common Stock is registered under the Exchange Act, the average of the daily closing bid prices of the Common Stock for the 20 consecutive trading days preceding such date, but only if the Common Stock shall have been listed on a national securities exchange or traded through an automated quotation system during such entire 20 trading day period.  If the Common Stock shall have not been so listed or traded for such entire 20 trading day period, the Current Market Price per share of Common Stock shall be determined as if the Common Stock was not registered under the Exchange Act.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which would be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.  Fair Market Value shall be determined (A) by the legally adopted vote or consent of the Board of Directors and certified in a Board Resolution, or (B) if the Board of Directors is unable or unwilling to determine such value within a period of thirty (30) days, the Fair Market Value shall be determined by an Independent Financial Advisor.

“Holder” means a holder of shares of Series A Preferred Stock as reflected in the register maintained by the Corporation or the transfer agent for the Series A Preferred Stock.

“Independent,” as applied to a Person, means that such Person (i) is in fact independent, (ii) does not have any direct financial interest or any material indirect financial interest in the Corporation or any of its subsidiaries, or in any Affiliate of the Corporation or any of its subsidiaries (other than as a result of holding securities of the Corporation in trading accounts) and (iii) is not an officer, employee, promoter, trustee, partner, director or Person performing similar functions for the Corporation or any of its subsidiaries or any Affiliate of the Corporation or any of its subsidiaries.

“Independent Financial Advisor” means a reputable accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged as contemplated hereunder, nationally recognized, disinterested and Independent with respect to the Corporation (including its subsidiaries) and its Affiliates and reasonably acceptable to the Required Holders.

“Issue Date” means the first date on which shares of the Series A Preferred Stock are issued.

“Junior Securities” shall have the meaning provided in paragraph (b).

“Liquidation Amount” shall have the meaning provided in paragraph (a).

“Liquidation Event” shall have the meaning provided in paragraph (d)(iii).

“Liquidation Payment” shall have the meaning provided in paragraph (d)(i).

“Parity Securities” shall have the meaning provided in paragraph (b).

“Person” means an individual, corporation, partnership, limited liability company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Reference Issue Price” means $1.00 per share of Common Stock (including Common Stock deemed to have been issued or sold pursuant to subparagraph (e)(v)(C)(III) as a result of the issuance of any options, warrants or convertible securities), as such amount shall be appropriately adjusted under paragraph (e)(v) hereof for any stock dividends or distributions, splits, subdivisions, combinations, reclassifications, stock issuances or similar events with respect to such Common Stock occurring after the Issue Date.

“Required Holders” means the Holders of a majority of the then outstanding shares of Series A Preferred Stock.

“Resolution” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Redemption Date” shall have the meaning provided in paragraph (j).

“Redemption Notice” shall have the meaning provided in paragraph (j)

“Redemption Price” shall have the meaning provided in paragraph (j)

“Senior Securities” shall have the meaning provided in paragraph (b).

“Series A Preferred Stock” shall have the meaning provided in paragraph (a).

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Designation to be signed by Adam S. Jackson, its Chief Financial Officer, this 17th day of July, 2009.

SAFESTITCH MEDICAL, INC.
By:	/s/ Adam S. Jackson
	Name:	Adam S. Jackson
	Title:	Chief Financial Officer

ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT
SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of SafeStitch Medical, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:________________________________________________________________
Number of shares of Series A Preferred Stock owned:_________________________
Number of shares of Common Stock to be Issued:______________________________________________
Applicable Conversion Price:______________________________________________________________
Address for Delivery:____________________________________________________________________
HOLDER By:__________________________________ Name: Title: